Exhibit 10.13

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

DIGITAL DISTRIBUTION AGREEMENT
COVER SHEET
Between Naxos China and Licensor
Effective Date: January 1, 2017

Company: Naxos (Beijing) Culture & Communication Co., Ltd. (“Naxos China”)

Head office address: Building No. 96, Yard No. 4, Sanjianfangnanli

Chaoyang District, 100024, Beijing, PRC

Represented by Patricia Sun, CEO

Licensor:	NAXOS OF AMERICA, INC. (“Licensor”) 1810 Columbia Avenue, Suite 28 Franklin, TN 37064 Tel: 615-465-3809 E-mail: jvandriel@naxosusa.com

Contact:	Jeff Van Driel

Article I.                                              TERMS AND CONDITIONS

Article II.                                         FOR DIGITAL DISTRIBUTION OF LICENSOR’S CONTENT

The following, dated as of August 1, 2016 (the “Effective Date”), when signed by NAXOS OF AMERICA, INC. (“Licensor”) and NAXOS (BEIJING) CULTURE & COMMUNICATION CO., LTD. (“Naxos China”) shall constitute the agreement (the “Agreement”) whereby Licensor grants to Naxos China the right to digitally distribute Licensor’s Content (hereafter defined).

Capitalized terms are defined on Schedule 1 attached to these Terms and Conditions.

1.                                      Term: The term of the Agreement shall be for two (2) years (the “Initial Term”). The Initial Term shall automatically renew for successive one (1) year periods (the “Renewal Term”). After the Initial Term, either Party may terminate the Agreement upon ninety (90) days written notice to the other. The Initial Term and Renewal Term(s), if any, are collectively referred to as the “Term.”

2.                                      Territory: MAINLAND CHINA, subject to any album-specific territory restrictions indicated by Licensor on Exhibit A or through XML/DDEX transmission to Naxos China.

3.                                      Grant of Rights: Licensor hereby grants Naxos China the following rights in and to the Content during the term throughout the Territory:

a.                                      The electronic, digital and mobile rights in the Content to create digital and electronic copies and to copy, reproduce, display, publicly perform, host, distribute, sell and transmit the Content via all electronic, digital and mobile platforms owned or controlled by Naxos China Retailers. Mobile platforms and mobile delivery as used in this agreement refers to the method of transmission of the Content delivered “over-the-air,” or by way of the internet, to a consumer’s personal portable device other than a personal computer. Naxos China shall be the sole entity authorized to provide Content to those Naxos China Retailers which Licensor approves in writing upon execution of the Agreement:

(i)                                          For retailers not authorized by Naxos hereunder on the Effective Date (each, an “Excluded Retailer”), Naxos, in its sole discretion, may elect to have Naxos China begin deliveries to these retailer(s) and the Parties shall work together to begin those deliveries as soon as practicable.

(ii)                                       For retailers not included as an Naxos China Retailer on the Effective Date (each, a “New Retailer”), Naxos China shall provide written notice of Naxos China’s intention to enter into a distribution arrangement with each New Retailer in writing and Licensor shall have thirty (30) days from the date of such notice to provide written notice, including via email, of its authorization for Naxos China to begin delivering Content to such New Retailer.

b.                                           Without limiting the foregoing, Licensor hereby grants to Naxos China the right throughout the Territory during the Term to:

(i)                                          release, advertise, distribute and sell electronic files or the equivalent electronic forms of the Content and to permit Naxos China Retailers to do so;

(ii)                                       print, publish, disseminate and otherwise use and permit Naxos China Retailers to use the NIL Materials for the purposes of trade, advertising and other exploitations solely in connection with the marketing, sale and exploitation of the Content. All NIL Materials provided by Licensor to Naxos China shall be deemed approved. All material provided by Licensor to Naxos China may be edited to fit the format of the specific use without further approval from Licensor.

(iii)                                    sub-license the rights granted by Licensor to Naxos China in this Agreement as necessary to Naxos China Retailers solely to fulfill the purposes of this Agreement, including but not limited to those rights necessary to promote, market, advertise, distribute and sell the Content to consumers. Naxos China’s grant of rights to Naxos China Retailers or use of the Content shall always be subject to the terms and limitations of this Agreement;

(iv)                                   perform the Content in streaming format on: internet radio, social networking sites, websites owned or controlled by Naxos China Retailers, Naxos China’s website or other digital and internet outlets and, in that regard, to edit the Content into shorter works (as short as fifteen seconds [:15]) for the discovery and exploitation of the Content;

(v)                                      Paragraph purposefully removed;

(vi)                                   publicly display and make available as part of the exploitation of the Masters, the lyrics of the Compositions;

c.                                       Paragraph purposefully removed.

d.                                      In the event that Licensor loses rights in or to any Content such that it no longer has the rights necessary to authorize Naxos China Retailers to exercise any right provided herein, or Licensor receives notice of a third-party claim that Licensor does not have such rights (which claim Licensor reasonably deems to be of concern), it shall immediately notify Naxos China in writing of such loss or notice and shall be entitled to request that Naxos China withdraw such Content from further sale on all Naxos China Retailer sites. Upon receipt of such written notice from Licensor, Naxos China shall use commercially reasonable efforts to cease making the applicable Content available for further sale on Naxos China Retailer sites within five (5) business days after receipt of such notice.

4.                                      Payment

a.                                      Naxos China shall pay Licensor [redacted]

b.                                      For the purposes of this Agreement, “Revenue” means income actually received by or credited to Naxos China that is derived from the exploitation of the Content. Revenue that is received by Naxos China may have been subject to taxes, surcharges or fees imposed by government agencies or Naxos China Retailers before it is received by Naxos China, however, once received by Naxos China, there shall be no further deductions from Revenue unless otherwise noted. Naxos China shall have no obligation to pay Licensor for Revenue which Naxos China has not actually received until such time as Naxos China receives such Revenue.

c.                                       Revenue Shares shall be paid monthly by the last business day of each month following the month in which Revenue was received by Naxos China or the following business day if the last day falls on a weekend or holiday. Notwithstanding the foregoing, Revenue Shares mays be paid on a calendar quarterly basis by the last business day of each month following the month in which Revenue was received by Naxos China or the following business day if the last day falls on a weekend or holiday, but only during the first year of this agreement. Each payment will be accompanied by a detailed statement showing all sales and other Revenue-generating exploitations of the Content. If Licensor has not received payment or a statement indicating that no payment is due within five (5) business days of the due date, Licensor shall advise Naxos China that Licensor has not received payment or a statement. Naxos China shall investigate the situation and assure that payment or a statement is sent to Licensor. In no event shall Naxos China be deemed in breach of its payment obligations under the Agreement if Licensor has not received payment or a statement by the last day of the month, however, Naxos China may be deemed in breach of its payment obligations if Naxos China fails to make payments or provide a statement within ten (10) days of receiving notice from Licensor as outlined above.

d.                                                No payment shall be made to Licensor in any month when less than [redacted] U.S. dollars ($[redacted]) is due and payable to Licensor. In the event payment is not made to Licensor for this reason, such amounts below [redacted] U.S. dollars ($[redacted]) will accrue to Licensor’s account and shall be paid in the first month in which Licensor’s account reflects a balance greater than [redacted] U.S. dollars ($[redacted]).

e.                                                 All payments to Licensor from Naxos China under the Agreement shall be made by wire transfer to the bank account specified by Licensor in United States Dollars, unless otherwise agreed upon between the Parties. Conversion of currencies to United States Dollars shall be made using the reporting month’s average inter-bank rate as the term is commonly know.

5.                                      Accountings & Audits

All statements shall be binding upon Licensor and not subject to objection by Licensor unless specific objection in writing, stating the basis thereof, is given to Naxos China within two (2) years from the date the statement is rendered. Licensor shall have two (2) years from the date each statement is rendered to conduct an inspection of Naxos China’s books and records specifically relating to Licensor’s sales and payment activity. Such inspection shall take place at the location where Naxos China normally keeps such books and records and shall be conducted during normal business hours. All such inspections shall be made upon a minimum of thirty (30) days prior written notice to Naxos China. Licensor may only inspect records relating to each statement once and may only conduct an inspection once a year. In the event that any such inspection reveals an underpayment of amounts due, Naxos China shall promptly pay any amounts owed, and in the event such underpayment exceeds ten percent (10%) of the amounts due, Naxos China shall reimburse Licensor for the reasonable and documented actual costs of such inspection. In accounting to Licensor, Naxos China shall have the absolute right to rely upon the statements it receives from third parties and shall not be liable in any manner whatsoever for any error. omission or other inaccuracy of any such statement(s) or information received by Naxos China, provided Naxos China does not know or has no reliable business reason to know of an error, omission or other inaccuracy in such third party statement or information.

6.                                      Confidentiality

a.                                      Naxos China and Licensor shall keep the terms and conditions of the Agreement confidential both during the Term and thereafter, and shall not disclose any information concerning the terms and conditions of the Agreement to any other person or entity. Each Party may refer generally to the existence of the Agreement but shall not reveal the terms and conditions of the Agreement, including but not limited to the payment provisions, other confidential information, proprietary information, business plans, business models, customers, clients, technology, products or any other information which either Party identifies as confidential (collectively, the “Confidential Information”) without the prior written consent of the other Party. Either Party may disclose the Confidential Information on a “need to know” basis to its attorneys, financial and other advisors who are under a duty of confidentiality to the disclosing Party without the prior written consent of the other Party so long as those agents are informed of this Confidentiality provision and agree to be bound by it and maintain the Confidential Information confidential. If required by law or governmental regulation, either Party may disclose the Confidential Information only after it provides the other Party with notice of the potential disclosure and the other Party has the opportunity to narrow the information to be disclosed or dispute the disclosure.

b.                                                Neither Licensor nor Naxos China shall make or issue any public statement or press release regarding this Agreement or its subject matter without the prior written approval of the other Party.

7.                                      Representations and Warranties

a.                                      Licensor represents and warrants that:

(i)                                     Licensor has the full right, power and authority to enter into and fully perform all of its obligations under the Agreement and to grant Naxos China the rights granted in the Agreement, including the rights to use the Content as authorized in the Agreement. Licensor possesses all rights in and to the Content to authorize Naxos China to exploit the Content as granted in the Agreement. Licensor has not granted and will not grant or attempt to grant to any other person, firm, corporation or entity rights of any kind which would in any way impair the rights granted to Naxos China under the Agreement;

(ii)                                  The Content contains no unauthorized Samples;

(iii)                               The Content and the sale, distribution and exploitation of the Content, the NIL Materials, the Releases (as applicable) and any uses of the Content, the NIL Materials and the Releases as authorized in the Agreement shall not violate any law or infringe upon any common law or statutory rights of any third party, including without limitation contractual rights, copyrights, trademarks and rights of privacy or publicity of any party;

(iv)                              Licensor has obtained all licenses, permissions and other rights necessary for the authorized uses of the Content, the NIL Materials and the Releases (as applicable) under the Agreement;

(v)                                 Notwithstanding Section 7(b)(iii), Licensor shall make any and all payments due to artists, producers, musicians, Performers, and applicable unions, guilds, collectives, other groups and all other third parties whose performances are embodied on the Content and on all artwork submitted by Licensor.

b.                                      Naxos China represents and warrants that:

(i)                                     Naxos China has the right, power and authority to enter into and fully perform its obligations under the Agreement;

(ii)                                  Naxos China shall, at its sole cost and expense, encode and deliver the Content to be distributed to Naxos China Retailers;

(iii)                               Naxos China shall be responsible for any and all obligations due to performing rights societies, publishers, writers, composers, etc. for any usage of content authorized under the terms of this agreement.

8.                                      Indemnification

Each Party (the “Indemnifying Party”) will indemnify, defend and hold harmless the other Party and its affiliates, their respective officers, directors, employees and agents (“Indemnified Party”) from and against any and all losses, liabilities, claims, obligations, costs and expenses (including reasonable outside attorneys’ fees) which result from or arise in connection with or are related in any way to a third party claim resulting from a breach by the Indemnifying Party of any of its representations and warranties in the Agreement; provided such claim has been reduced to a final judgment or settled with the Indemnifying Party’s written consent, not to be unreasonably withheld.

9.                                      Termination

a.                                           The Agreement may be terminated upon notice to the other Party if a Party becomes insolvent or makes an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy are instituted on behalf of or against a Party or, if a receiver or trustee of a Party’s property is appointed.

b.                                           During the Term, Licensor may upon thirty (30) days written notice to Naxos China terminate the Agreement with respect to any particular piece of Content without effecting the Agreement for the remaining Content; provided, however, that in the event the Content is being terminated or removed from an Naxos China Retailer and Naxos China is obligated to provide a longer time-frame for removal of Content, Naxos China shall so advise Licensor and Licensor shall afford Naxos China the period of time to which it is bound without being in breach of this provision or the Agreement, but in no event shall such period exceed ninety (90) days.

c.                                            Upon termination or expiration of the Agreement for any reason, the rights granted to Naxos China under the Agreement shall automatically revert to Licensor, and Naxos China shall cease all use and distribution of the Content and shall demand that Naxos China Retailers cease all use and distribution of the Content. Naxos China shall promptly delete all forms of the Content from its website and demand that Naxos China Retailers delete all forms of Content from their websites within ninety (90) days of termination of the Agreement.

10.                               Survival of Revenue

Upon expiration or termination of the Agreement, all Revenue received by Naxos China for the Content shall continue to be subject to the payment provisions outlined in the Agreement for so long as Naxos China receives such Revenue. After termination or expiration of the Agreement, the minimum payment threshold referenced in the payment provision of the Agreement shall not apply and Naxos China shall pay Licensor its percentage of all Revenue received regardless of the amount payable. In the event that Naxos China receives any residual Revenue post-termination, and after the final payment is made to Licensor, Naxos China shall send any statements and payments due to Licensor for said residual Revenue on a semi-annual basis (i.e. within 5 business days of June 30th and December 31st of each year).

11.                              Governing Law, Consent to Jurisdiction.

This Agreement will be governed by the laws of the State of Tennessee, without reference to rules governing choice of laws or the U.N. Convention on Contracts for the International Sale of Goods. Naxos China hereby irrevocably consents and waives any objection to the exclusive jurisdiction and venue of the federal and state courts located at Davidson County, Tennessee with respect to any claims, suits or proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby.

12.                              Distribution Procedure

Naxos China will make best efforts to accept all sound recordings and other materials submitted by Licensor. Naxos China will work with Licensor and Naxos China Retailers to facilitate as many of Licensor’s preferences as possible.

13.                              Miscellaneous

a.                                           If any part of the Agreement is deemed invalid or unenforceable, it shall not affect the validity or enforceability of the remainder of the Agreement, which shall remain in full force and effect as if such invalid or unenforceable provision were not a part hereof.

b.                                      The Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, successors in interest and assigns.

c.                                       In entering into and performing the Agreement, Licensor and Naxos China each have the status of independent contractors. The Agreement shall not be deemed to create a partnership or joint venture between the Parties and neither is the other’s partner or employee.

d.                                      This Agreement contains the entire understanding between the Parties with respect to the subject matter of the Agreement. The Agreement supersedes and replaces any prior oral or written agreements or understanding between the Parties. The Agreement may only be modified, altered or amended by a written agreement signed by all Parties. For purposes of this provision, a written modification, alteration or amendment shall include e-mail transmission with proof of receipt and acceptance by the receiving Party.

e.                                       Licensor agrees that it enters into the Agreement with all knowledge of its terms, freely and voluntarily and with a complete understanding of all the consequences of entering into the Agreement. Licensor acknowledges that it has been represented in the negotiation and execution of the Agreement by an independent attorney of Licensor’s choice who is familiar with the practices of the entertainment and new media industry or Licensor has willingly refrained from so doing.

f.                                        This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without giving effect to any choice of law principles.

g.                                       All notices and communication desired or required between the Parties may be made via e-mail transmission; provided, however, that the sending Party obtain proof of receipt of such communication by the recipient either by return letter, e-mail or fax. Notices that relate to any claim referenced in the Indemnification provision as well as all notices of termination shall be given in writing and delivered either personally or via an overnight commercial carrier which provides proof of delivery all with the charges prepaid by the sender.

h.                                      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of a signed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Both Parties have read these Terms and Conditions and agree to be bound by them.

Licensor		Naxos China

By:	/s/ Jeff Van Driel	By:	/s/ Patricia Sun
NAXOS OF AMERICA, INC.		NAXOS (BEIJING) CULTURE & COMMUNICATION CO., LTD
d/b/a NAXOS CHINA

Jeff Van Driel		Patricia Sun
CEO		CEO

Schedule 1

Definitions

Capitalized words and phrases in the Agreement have the following meanings. Not all defined terms may apply to all services:

This or the “Agreement” means the Terms and Conditions and all Schedules, Exhibits and Addenda.

“Album” means a specific collection of Content compiled for sale and presentation as a unit and indicated on Exhibit A or as delivered via FTP with the accompanying metadata territory authorizations.

“Compositions” means the compositions embodied on the “Masters” as well as the copyrights in and to the Compositions.

“Content” means the Masters and the Compositions. collectively or in any combination which Licensor submits to Naxos China.

“Download” means a digital transmission of a download of the Content to a local storage device (e.g., the hard drive of the user’s computer or a portable device), whether subject to time or use limitations or not or whether permanently available for listening an unlimited number of times (unless deleted by the user) or available for a limited period for listening a limited number of times.

“Effective Date” means the date the Agreement between Naxos China and Licensor goes into effect as indicated on the first page of the Agreement and which may or may not be the date on which the Parties execute the Agreement.

“Initial Term” means two (2) year from the Effective Date of the Agreement.

“Naxos China Retailer” means all authorized retailers with whom Naxos China has agreements during the Term for the distribution and exploitation of content to consumers, excluding the Excluded Retailers.

“Licensor” means the entity described on the first page of the Agreement who owns or controls the Content.

 “Masters” means the sound recordings as well as the copyright in and to the sound recordings as provided.

“New Retailer” means an entity that is not an Naxos China Retailer or an Excluded Retailer and with whom Naxos China intends to enter into an agreement during the Term for the distribution and exploitation of content to consumers.

“NIL Materials” means the approved likeness, biography, photos and other approved promotional materials provided by Licensor. including the professional name use by Licensor and the names of others whose work is embodied on the Content, including the Performer.

“Party” means the two entities that enter into the Agreement. including Naxos China and Licensor as described on page one of the Agreement.

“Performer” means any person whose musical, vocal, production services or photographic services, including video photographers and editors, as well as any director, producer, actor or speaker whose work is embodied on the Content.

“Proprietary Materials” means the persons, places, names, likenesses, images, works of art, trademarks, logos and subjects which appear on the Visuals.

“Release” means all the permissions, in writing, required for use of the Proprietary Materials under the Agreement.

“Renewal Term” means the successive one (1) year periods after the Initial Term which are automatic immediately upon the expiration of the Initial Term, unless either Party terminates after the Initial Term.

“Retail Marketing” means a marketing campaign agreed upon by the Parties, including placements on the home page, feature page, genre specific pages or the like of Naxos China Retailers.

“Revenue” means income actually received by or credited to Naxos China that is derived from the exploitation of the Content. Revenue that is received by Naxos China may have been subject to taxes, surcharges or fees imposed by government agencies or Naxos China Retailers before payment is received by Naxos China, however, once received by Naxos China, there shall be no further deductions from Revenue unless otherwise noted. Naxos China shall have no obligation to pay Licensor for Revenue which Naxos China has not actually received until such time as Naxos China receives such Revenue.

“Samples” means any portion or interpolation of a third-party master recording or composition, video or other material, or portions thereof whether musical, lyrical or otherwise, not owned or controlled by Licensor.

“Strategic Marketing” means a marketing campaign agreed upon by the Parties in which Naxos China will work with the Licensor to create a marketing plan that increases impressions for a particular release and includes, in addition to the Retail Marketing activities, a presence on blogs, online marketing sites and other non-traditional retail outlets.

“Streaming” means a digital transmission of the Content to allow a user to listen to such Content, that is configured by the provider of such transmission in a manner designed so that such transmission will not result in a substantially complete reproduction of the Content being made on a local storage device (e.g., the hard drive of the user’s computer or a portable device) so that such reproduction is available for listening other than at substantially the time of the transmission. Notwithstanding the foregoing, Content may be made available in connection with a Naxos China Retailer’s Streaming service as an ephemeral Download lasting no longer than the subscription period available to the end consumer.

“Term” means the Initial Term and the Renewal Term(s), collectively.

“Territory” means MAINLAND CHINA.